EXHIBIT 21


                 SEQUENT COMPUTER SYSTEMS, INC. - SUBSIDIARIES


ENTERPRISE FINANCE COMPANY (Oregon)

SEQUENT EXPORT, INC. (Barbados)


CANADA:

     SEQUENT COMPUTER SYSTEMS (CANADA) LIMITED


EUROPE:

     SEQUENT COMPUTER SYSTEMS LIMITED (United Kingdom)

     SEQUENT COMPUTER SYSTEMS A.B.(Sweden)

     SEQUENT COMPUTER SYSTEMS GmbH (Germany)

     SEQUENT COMPUTER SYSTEMS, S.A. (France)

     SEQUENT COMPUTER SYSTEMS, B.V.(Netherlands)

     SEQUENT COMPUTER SYSTEMS, spol. s r.o. (Czechoslovakia)

     OPEN TOOL INTERNATIONAL, B.V. (Netherlands)

JAPAN:

     SEQUENT COMPUTERS JAPAN CO., LTD.


ASIA:

     SEQUENT COMPUTER SYSTEMS (N.Z.) LIMITED (New Zealand)

     SEQUENT COMPUTER SYSTEMS AUSTRALIA PTY. LIMITED

     SEQUENT COMPUTER SYSTEMS ASIA LIMITED (Hong Kong)

     SEQUENT COMPUTER SYSTEMS (SINGAPORE) PTE. LIMITED